Exhibit 99.1

Contacts:

Investors:  Judy Hayes, InterMune, Inc., 415-466-2242, ir@intermune.com

Media:  Carolyn Bumgardner Wang, WeissCom Partners, Inc. 415-362-5018, carolyn@weisscom.net

InterMune Announces Second Quarter Financial Results

— Reduces Net Loss by 36% vs. Same Quarter Last Year and Provides Total Revenue Guidance —

-- Reports Progress with Late-Stage Hepatology and Pulmonology Development Pipeline —

Brisbane, Calif., July 29, 2004 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the second quarter and six months ended June 30, 2004.

“During the second quarter we made significant progress advancing our pipeline and achieved key development milestones with the initiation of our two hepatology clinical trials,” said Dan Welch, InterMune’s CEO and President. “In addition, we saw the favorable financial impact of our efforts to focus the Company in the areas of hepatology and pulmonology as we were able to reduce our second quarter year-over-year net loss by 36%.”

The Company recorded a net loss for the second quarter of 2004 of $13.1 million, or $0.41 per share, a 36% reduction from a net loss of $20.3 million, or $0.64 per share, for the second quarter of 2003.

Total net product sales for the second quarter of 2004 were $35.9 million, compared to $35.7 million for the same quarter in 2003. Sales of Actimmune® (interferon gamma-1b) for the second quarter of 2004 were $31.3 million, compared to $33.1 million for the same quarter in 2003, a decrease of 5%.  Infergen® (interferon alfacon-1) sales for the second quarter of 2004 were $3.9 million compared to $1.9 million for the same period in 2003, an increase of 106%.

Cost of goods sold for the second quarter of 2004 was $8.8 million, approximately 25% of net product sales, compared to $7.9 million, or approximately 22% of net product sales, in the same quarter of 2003. The increase in cost of goods sold for the 2004 period, when compared to the same period in 2003, was primarily due to the impact of foreign currency exchange rates and a reserve for excess Amphotec® (amphotericin B colloidal dispersion) inventory.

Research and development (R&D) expenses for the second quarter of 2004 were $20.4 million compared to $28.4 million for the same period in 2003. The decreased spending in 2004 was largely attributable to reduced expenses associated with the development of oritavancin, offset in part by increased spending in the Company’s core therapeutic areas of hepatology and pulmonology.

Selling, general and administrative (SG&A) expenses for the second quarter of 2004 were $18.0 million compared to $17.5 million for the same period in 2003.

Net interest expense for the second quarter of 2004 was $1.0 million, compared to net interest expense of $1.4 million for the same quarter in 2003.  The decrease in net interest expense for the second quarter of 2004 was largely due to lower interest expense on the Company’s convertible notes as a result of the repurchase of $52.5 million of the Company’s 5.75% convertible subordinated notes due 2006 during the first quarter of 2004.

InterMune also reported results of operations for the six months ended June 30, 2004. The net loss for the six months ended June 30, 2004 was $24.8 million, or $0.78 per share. This compares to a net loss for the same period last year of $39.3 million, or $1.24 per share. The net loss for the six months ended June 30, 2004 included a charge of $3.0 million, or $0.10 per share, related to the early retirement of $52.5 million of the Company’s 5.75% convertible subordinated notes due 2006 which were repurchased during the first quarter of 2004. Excluding the charge for the early retirement of the debt, the non-GAAP net loss for the six months ended June 30, 2004 was $21.8 million or $0.68 per share. The net loss for the six months ended June 30, 2003 included one-time payments totaling $1.8 million, or $0.05 per share, to Amgen Inc. and Nektar Therapeutics related to performance milestones that InterMune achieved in its PEG-Alfacon program. Excluding the one-time payments in 2003 to Amgen and Nektar, the non-GAAP net loss for the six months ended June 30, 2003 was $37.5 million, or $1.19 per share.

The Company recorded net product sales of $74.0 million for the six months ended June 30, 2004, compared to $76.1 million for the first six months of 2003, a decrease of 3%. Actimmune sales for the first six months of 2004 were $64.3 million, compared to $71.0 million for the first six months of 2003, a decrease of 9%. Infergen revenues for the first six months of 2004 were $7.9 million compared to $3.6 million for the first half of 2003, an increase of 123%.

Cost of goods sold for the six months ended June 30, 2004 was $18.5 million, approximately 25% of net product sales, compared to $17.7 million, or approximately 23% of net product sales, for the same period in 2003.  The increase in cost of goods sold for the 2004 period, when compared to the same period in 2003, was primarily due to the impact of foreign currency exchange rates and a reserve for excess Amphotec inventory.

R&D expenses for the six months ended June 30, 2004 were $38.6 million compared to $60.3 million for the same period ended June 30, 2003.  The decreased spending in 2004, when compared to 2003, was largely attributable to reduced expenses associated with the development of oritavancin and the results of refocusing investment in the Company’s core development programs of hepatology and pulmonology.

SG&A expenses were $34.7 million and $31.1 million for the six-month periods ended June 30, 2004 and 2003, respectively. The increase in spending in 2004, when compared to the first half of 2003, was primarily due to higher spending associated with marketing related activities and increased compensation, recruiting and consulting expenses.

Net interest expense for the six months ended June 30, 2004 was $2.4 million, compared to net interest expense of $2.7 million for the same period last year. The decrease in net interest expense for the 2004 period was primarily due to lower interest expense on the Company’s convertible subordinated notes as a result of the repurchase of $52.5 million of the Company’s 5.75% convertible subordinated notes due 2006 during the period. The Company recorded other expenses for the six months ended June 30, 2004 of $3.0 million attributable to the repurchase of these notes. These expenses include a charge of $2.2 million for the repurchase of the notes, and the acceleration of $0.8 million of the deferred issuance costs associated with these notes.

As of June 30, 2004, the Company’s cash, cash equivalents and available-for-sale securities totaled $307.1 million.

Second Quarter Business Highlights

Hepatology

•                  Initiated Phase III DIRECT Trial of daily Infergen plus ribavirin in patients with chronic hepatitis C who have not responded to pegylated interferon alpha-2 plus ribavirin combination therapy (HCV nonresponders).

•                  Initiated Phase II trial of daily Infergen plus Actimmune with and without ribavirin in HCV nonresponders.

•                  Abstracts were presented regarding the clinical experience with daily Infergen plus ribavirin and daily Infergen plus Actimmune for the treatment of HCV nonresponders at the Digestive Disease Week Conference in New Orleans, May 15 - 20, 2004.

•                  Continued progress towards selection of a clinical candidate in the HCV protease inhibitor collaboration with Array Biopharma.

Pulmonology

•                  Launched Aralast® (alpha1-proteinase inhibitor (human)) to pulmonologists in the United States for the treatment of hereditary emphysema.

•                  Continued enrolling patients in the Phase III INSPIRE Trial, evaluating Actimmune for the treatment of idiopathic pulmonary fibrosis.

2004 Guidance

InterMune anticipates total revenues for the year ended December 31, 2004 to be approximately $135 million to $145 million. For the remainder of 2004 and for the foreseeable future, InterMune will provide revenue guidance in the form of total revenues and will no longer provide product-by-product revenue guidance. The Company expects to continue to report individual product revenues in its quarterly earnings releases.

The Company continues to project cost of goods sold to be in the range of 25% to 27% of sales, largely driven by Actimmune.  The Company’s guidance for R&D expenses, excluding any costs for acquired research and development and milestone payments, remains $85 million to $95 million.  The Company continues to project SG&A expenses to be between $75 million and $80 million.  The Company projects acquired research and development and milestone payments will be approximately $1 million.

“Our revised revenue outlook prompted us to review the appropriateness of our goal to be financially self-sufficient in 2006.  Though we remain committed to financial discipline, we believe that this goal is not in the best interests of shareholders because it would require us to compromise the value creating potential of our pipeline,” said Dan Welch, InterMune’s CEO and President.  “We believe that the best approach to creating meaningful and sustainable value for our shareholders is the rapid development of our late-stage pipeline.”

Conference Call and Webcast

The Company’s management will host a conference call today at 1:30 p.m. PDT to discuss the second quarter financial results. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international). A replay of the webcast and teleconference will be available approximately three hours after the call for five business days. To access the replay, please call 800-642-1687 (U.S.) or 706-645-9291 (international), and enter the conference ID# 8915509.

To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

About InterMune

InterMune is a biopharmaceutical company focused on developing and commercializing innovative therapies in hepatology and pulmonology. The Company has a broad and deep late-stage product portfolio addressing HCV, particularly nonresponders, and idiopathic pulmonary fibrosis (IPF). Leading the hepatology portfolio is the DIRECT trial, a Phase III study of daily Infergen plus ribavirin, and a Phase II trial of daily Infergen plus Actimmune with or without ribavirin. The pulmonology portfolio includes pirfenidone and Actimmune.  Pirfenidone is being developed for the treatment of IPF and for the treatment of Hermansky-Pudlak Syndrome. Actimmune is being investigated in the INSPIRE Trial, a Phase III study in patients with IPF.  For additional information about InterMune and its development pipeline, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to anticipated future financial results and product development.  All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2004 and other periodic reports filed with the SEC, including the following:  (i) the risk that if physicians do not prescribe Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) risks related to potential increases in Infergen sales; (iv) reimbursement risks associated with third-party payors; (v) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (vi) risks related to significant regulatory, supply and competitive barriers to entry; (vii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (viii) risks related to achieving positive clinical trial results; (ix) risks related to timely patient enrollment and retention in clinical trials.  The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-Q report and InterMune’s other periodic reports filed with the SEC.

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InterMune, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Product sales, net
Actimmune	$31,349	$33,073	$64,270	$70,998
Infergen	3,929	1,909	7,927	3,559
Amphotec	616	757	1,825	1,588
Total net sales	35,894	35,739	74,022	76,145

Costs and expenses:
Cost of goods sold	8,843	7,925	18,531	17,712
Amortization of product rights	776	940	1,553	1,880
Research and development	20,366	28,360	38,633	60,255
Acquired R&D and milestone payments	—	—	0	1,750
Selling, general and administrative	18,019	17,474	34,705	31,140
Total costs and expenses	48,004	54,699	93,422	112,737

Loss from operations	(12,110)	(18,960)	(19,400)	(36,592)

Interest income	944	1,052	1,789	2,192
Interest expense	(1,901)	(2,408)	(4,159)	(4,850)
Other expense	0	0	(3,008)	0

Net loss	$(13,067)	$(20,316)	$(24,778)	$(39,250)

Basic and diluted net loss per share	$(0.41)	$(0.64)	$(0.78)	$(1.24)
Shares used in calculating basic and diluted net loss per share	31,935	31,645	31,875	31,590

Comparative amounts excluding Acquired R&D and Milestone Payments and Other expense

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net loss	$(13,067)	$(20,316)	$(24,778)	$(39,250)
less: Acquired R&D and milestone payments	—	—	0	(1,750)
less: Other expense	—	—	(3,008)	—
Non-GAAP net loss excluding Acquired R&D and milestone paymentsand Other expense	$(13,067)	$(20,316)	$(21,770)	$(37,500)

Non-GAAP net loss per share	$(0.41)	$(0.64)	$(0.68)	$(1.19)
Shares used in calculating Non-GAAP
basic and diluted net loss per share	31,935	31,645	31,875	31,590

InterMune, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2004	December 31, 2003
Cash, cash equivalents and available-for-sale securities	$307,079	$216,107
Other assets	65,436	72,394
Total assets	$372,515	$288,501

Total liabilities	$40,851	$51,257
Convertible subordinated notes	267,000	149,500
Stockholders’ equity	64,664	87,744
Total liabilities and stockholders’ equity	$372,515	$288,501